[IBSF LETTERHEAD]


                                                    July 22, 1997


Dear Stockholder:

     Your Board of Directors has taken a number of actions to enhance stockholder value and to increase the franchise value of IBS Financial. We believe our stockholders have been and will continue to be rewarded by our efforts. Our record is highlighted below.

CASH DIVIDENDS UP BY 150% IN LESS THAN 3 YEARS

     - Our most recently declared quarterly cash dividend of $.10 per share represents an increase of 150% since our first dividend paid less than three years ago (as adjusted for stock dividends).

     - In addition, the 150% increase does not include our special dividend of $.22 per share paid earlier this year (as adjusted for our 15% stock dividend).

STOCK PRICE UP OVER 130% IN LESS THAN 3 YEARS

     -  Our original  stockholders  have seen the price of their stock
        increase by over 130% in less than  three  years.   This  increase
        excludes the above cash dividends.

     -  Our  stock price increased by over 60% in the 12 months  ended
        June 30, 1997.

     -  Our stock was recently added to the Russell 2000 Index.

AGGRESSIVE STOCK REPURCHASES

     -  We have  nearly completed six separate stock repurchases since
        May 1995 at an aggregate cost of $47.6 million, including in fiscal 1996 three times the normal amount permitted by federal regulations. However, despite Mr. Beier's assertion, our last repurchase occurred over five months ago.

     - While the stock repurchases reduce our interest-earnings assets and interest income in the short term, in the long run they increase our return on equity and earnings per share for our remaining stockholders.

     - Our stock repurchases and cash dividends have enabled us to reduce our excess capital by over 35% as of March 31, 1997, thus improving the returns to existing stockholders and the franchise value of IBS Financial.

LOAN PORTFOLIO UP OVER 40%

     - From December 31, 1994 to March 31, 1997, the Company's net loan portfolio increased by over 40%.

     - We also have originated more profitable types of loans, such as commercial real estate loans which more than doubled in this period.

SUPERIOR ASSET QUALITY AND LOW COST STRUCTURE

     - Our nonperforming assets at March 31, 1997 are only 0.15% of total assets, which is the best ratio of any thrift institution in New Jersey.

     - For the 12 months ended March 31, 1997, our total non-interest expense (which includes compensation) was only 1.88% of average assets, which is substantially better than the average of 2.15% for our peer group.

INCREASED FRANCHISE VALUE

     -  We believe  that our strong market share in Camden, Burlington and Gloucester Counties,  as  well  as our superior asset quality,
        low  cost  structure  and  aggressive  stock   repurchases,   have
        increased your Company's franchise value.

     -  We  intend  to  continue  to take steps to enhance stockholder value.

WE BELIEVE THE SEIDMAN GROUP IS ATTEMPTING TO ACQUIRE CONTROL

     - In a document Seidman gave to his investors in January 1995, which was kept confidential until we were forced to sue him, Seidman stated that his partnership

              "may take concentrated positions in those companies where it believes extraordinary capital gain potential
                                 --------------------------
              exists. ...   The  Partnership  may  attempt  to acquire
                                                   -------------------
              control   of   such  companies  which  may  require  the
              -------
              Partnership's involvement  in  a  proxy contest or other
                                         -----------------------------
              take-over litigation" (emphasis added).
              --------------------

     - Less than two months later, Seidman's companies started buying our stock.

     - While we congratulate Seidman on recognizing our extraordinary capital gain potential, we believe it would be a mistake to let
                                           -----------------------------
        Seidman  acquire control of your Company, especially in  light  of
        ------------------------
        his track  record  of acquiring control of other companies without
                                                                   -------
        paying any control premium to existing stockholders.
        ---------------------------------------------------
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

     - If the Seidman group's nominees win, we suspect that the Seidman group will subsequently file an application under the federal change in control regulations as Seidman has now done in three other companies and then acquire a controlling interest as cheaply as possible, with no control premium paid to our stockholders.

OUR NOMINEES ARE WELL QUALIFIED

- Arthur Abramowitz, who is a well respected and proven leader, is a part owner and director of a major Cherry Hill law firm and a former
     President  of  both  the  Camden  County   Bar  and  the  Federal  Bar
     Association of New Jersey.

- Thomas Auchter, who has strong entrepreneurial and financial skills, is President of a private investment company and the former
     Director   of  Finance  and  Treasurer  of  the  Delaware  River  Port
     Authority.

YOUR BOARD REPRESENTS ALL STOCKHOLDERS, NOT JUST A SMALL GROUP

     We urge you  to  support  us  by  signing and dating the enclosed BLUE
                                                                       ----
proxy card FOR our nominees and returning  it  in the enclosed postage-paid
           ---
envelope. In return, we pledge to continue to enhance the value of IBS Financial for ALL stockholders.
                           ---

     We thank you for your support.


Thomas J. Auchter, Director and        Frank G. Lockhart, Retiring Director
 Nominee

John A. Borden, Director               Francis X. Lorbecki, Jr., Director

Paul W. Gleason, Director              Albert D. Stiles, Jr., Director

                 Joseph M. Ochman, Sr., Chairman,
                        President and CEO

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















                             IMPORTANT


    Your vote is important. Regardless of the number of shares of IBS Financial common stock you own, please vote as recommended by your Board of Directors by taking these two simple steps:

 1. PLEASE SIGN, DATE and PROMPTLY MAIL the enclosed BLUE proxy card in the postage-paid envelope provided.


 2. PLEASE DO NOT RETURN ANY WHITE PROXY CARDS sent to you by Seidman.


    IF YOU VOTED SEIDMAN'S PROXY CARD BEFORE RECEIVING YOUR IBS FINANCIAL BLUE PROXY CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE SIMPLY BY SIGNING, DATING AND MAILING THE ENCLOSED BLUE PROXY CARD. THIS WILL CANCEL YOUR EARLIER VOTE SINCE ONLY YOUR LATEST DATED PROXY CARD WILL COUNT AT THE ANNUAL MEETING.

    If you own shares in the name of a brokerage firm, only your broker can vote your shares on your behalf and only after receiving your specific instructions. Please call your broker and instruct him/her to execute a BLUE card on your behalf. You should also promptly sign, date and mail your BLUE card when you receive it from your broker. Please do so for each separate account you maintain.

    You should return your BLUE proxy card at once to ensure that your vote is counted. This will not prevent you from voting in person at the meeting should you attend.

    If you have any questions or need assistance in voting your shares, please call D.F. King & Co., Inc., which is assisting us, toll-free at 1-800-714-3306.





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